Consent of Independent Auditors



We consent to the reference to our firm under the caption "Financial Statements and Experts" in the Prospectus/Proxy Statement of Harris Bretall Sullivan & Smith Equity Growth Portfolio, a series of The Legends Fund, Inc., relating to the reorganization into the Touchstone Large Cap Growth Fund, a series of Touchstone Variable Series Trust, and to the incorporation by reference of our report dated August 2, 2002, with respect to each of the portfolios of The Legends Fund, Inc. in this Post-Effective Amendment No. 1 to the Registration Statement (Form N-14AE) dated March 6, 2003.


                                                 /s/ Ernst & Young LLP


Kansas City, Missouri

March 3, 2003